UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2008

ATS Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Agreement

On August 4, 2008, ATS Corporation (the “Company”) and Dr. Edward H. Bersoff, the Company’s Chairman, President and Chief Executive Officer, amended Dr. Bersoff’s employment agreement, extending his employment term as Chief Executive Officer through December 31, 2009.    The Company originally entered into an employment agreement with Dr. Bersoff on March 19, 2007, who had been serving in that capacity since January 16, 2007.

A copy of the amended agreement between Dr. Bersoff and the Company will be filed as an exhibit to the company’s Form 10-Q for the quarter ending September 30, 2008.

Item 2.02               Results of Operations and Financial Condition

On August 7, 2008, the Company announced its financial results for the three months and six months ended June 30, 2008.  The press release containing the announcement is filed hereto as Exhibit 99.1.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2008, the Company announced that George Troendle, age 54, has been appointed the Chief Operating Officer of the Company effective August 11, 2008.  Mr. Troendle submitted his resignation as a director of the Company on August 7, 2008 to be effective with his appointment as the Chief Operating Officer on August 11, 2008.  Mr. Troendle has served as a director since June 11, 2007.  Mr. Troendle was the founder, Chief Executive Officer and a Director of Resource Consultants Inc. (“RCI”), a broadly diversified technology company, specializing in support of government agencies, particularly defense and homeland security.  In 2005, RCI became part of Serco North America, a $500 million division of Serco Group, a $3.5 billion international services company specializing in government operations.  Mr. Troendle became President of Serco North America and served in that capacity until stepping down in 2006.  Prior to founding RCI, Mr. Troendle was one of three executives running a major division of Advanced Technology, Inc., a 300-employee technology company primarily supporting the Department of the Navy. Mr. Troendle graduated from Georgetown University with both an M.A. and B.A. in Economics.

On August 7, 2008, Mr. Troendle entered into an employment agreement (the “Agreement”) with the Company effective August 11, 2008.  The terms of the Agreement provide for a base salary of $300,000, with an annual performance bonus of up to 60% of base salary at target performance and health, life and disability insurance consistent with that of other Company executives.  The Agreement provides for 12 months’ severance in the case of his involuntary termination (other than upon a change in control) throughout the Agreement’s term which extends until December 31, 2010.  The severance payment would be calculated based on his then current annual base salary and a bonus component, as provided for in the Agreement.  In the event the Company is merged or purchased by a third party and the Company’s shareholders immediately prior to the transaction retain less than 50% of the surviving entity, and Mr. Troendle is terminated involuntarily by the acquiring entity or terminated voluntarily for “good reason,” then he would receive his then current base salary and target bonus for 12 months.  A copy of the employment agreement between Mr. Troendle and the Company will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending September 30, 2008.

Mr. Troendle is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 401(d) or Item 404(a) of Regulation S-K.

The press release containing this announcement is filed hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

99.1         Press Release dated August 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2008

ATS CORPORATION

	By:	/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer